Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2024 Results

VONORE, Tenn. – August 29, 2024 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2024 fourth quarter and year ended June 30, 2024.

Subsequent to June 30, 2024, we agreed to transfer rights to our Aviara brand of luxury dayboats and related assets to a third party. The transaction is subject to customary closing conditions, and is expected to close in the first quarter of fiscal 2025. We intend to classify Aviara as discontinued operations beginning in the first quarter of fiscal 2025.

The overview, commentary, and results provided herein relate to our continuing operations.

Fourth Quarter Overview:

▪
Net sales for the fourth quarter were $67.2 million, down 59.7% from the prior-year period
▪
Non-cash impairment charges of $9.8 million related to our Aviara segment
▪
Net loss from continuing operations was ($8.1) million, or ($0.49) per diluted share
▪
Diluted Adjusted Net Income (Loss) per share, a non-GAAP measure, was ($0.04), down from $1.37 in the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $0.8 million, down 97.4% from the prior-year period
▪
Share repurchases of $4.5 million during the quarter

Full Year Overview:

▪
Net sales were $366.6 million, down 44.6% from the prior-year
▪
Net income from continuing operations was $8.7 million, or $0.51 per diluted share
▪
Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.22, down from $5.35 in the prior-year
▪
Adjusted EBITDA, a non-GAAP measure, was $32.9 million, down 74.9% from the prior-year
▪
Share repurchases of $16.3 million during the year
▪
Ended the year with cash and investments of $86.2 million, and total debt of $49.3 million

Brad Nelson, Chief Executive Officer, commented, “MasterCraft delivered results ahead of our latest expectations as we navigated a challenging economic environment and a highly competitive retail landscape during the fourth quarter and fiscal year. We executed well against our strategic and operational priorities during the year as we destocked field inventory levels, advanced consumer-centric initiatives, and returned capital to shareholders, all while optimizing profitability and cash flow.”

Nelson continued, “Combined with economic and retail uncertainty, elevated interest rates and lingering competitor dealer disruptions have contributed to above optimal inventory levels and increased carrying costs for dealers. Our production plans prioritize dealer health, and we remain committed to partnering with our dealers as they stay healthy by judiciously selling through inventory.”

Nelson added, “Our strong financial position provides us with the flexibility to pursue our strategic initiatives, including investment in innovation, product and brand development. We will continue to exercise a disciplined approach to capital allocation. As we navigate this dynamic environment, our strong portfolio of brands positions us well to explore long-term growth opportunities while maintaining the flexibility to return capital to shareholders.”

Fourth Quarter Results

For the fourth quarter of fiscal 2024, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $67.2 million, down $99.4 million from the fourth quarter of fiscal 2023. The decrease in net sales was due to lower unit volume and unfavorable model mix and options, partially offset by higher prices.

Gross margin percentage declined 1,360 basis points during the fourth quarter of fiscal 2024, when compared to the prior-year period. Lower margins were the result of lower cost absorption due to planned decreased unit volume and unfavorable model mix and options, partially offset by higher prices.

Operating expenses increased $6.4 million for the fourth quarter of fiscal 2024, compared to the prior-year period. The increase in operating expenses was primarily a result of non-cash impairment charges of $9.8 million recorded in our Aviara segment, partially offset by decreased compensation related expenses, decreased product development expenses, and decreased information technology expenses.

Net loss from continuing operations was ($8.1) million for the fourth quarter of fiscal 2024, compared to net income from continuing operations of $23.1 million in the prior-year period. Diluted net loss from continuing operations per share was ($0.49), compared to Diluted net income from continuing operations per share of $1.32 for the fourth quarter of fiscal 2023.

Adjusted Net loss was ($0.6) million for the fourth quarter of fiscal 2024, or ($0.04) per diluted share, compared to Adjusted Net income of $23.9 million, or $1.37 per diluted share, in the prior-year period.

Adjusted EBITDA was $0.8 million for the fourth quarter of fiscal 2024, compared to $32.7 million in the prior-year period. Adjusted EBITDA margin was 1.3% for the fourth quarter, down from 19.6% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2024 Results

For fiscal 2024, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $366.6 million, down $295.5 million from fiscal 2023. The decrease in net sales was due to lower unit volume, an increase in dealer incentives, and unfavorable model mix and options, partially offset by higher prices. Dealer incentives include measures taken by the Company to assist dealers as the retail environment remains competitive.

Gross margin percentage declined 730 basis points during fiscal 2024, when compared to the same prior-year period. Lower margins were the result of lower cost absorption due to planned decreased unit volume and higher dealer incentives, partially offset by higher prices.

Operating expenses increased $6.7 million for fiscal 2024, compared to the prior-year period. The increase in operating expenses was primarily a result of non-cash impairment charges of $9.8 million recorded in our Aviara segment and CEO transition costs, partially offset by decreased compensation related expenses.

Net income from continuing operations was $8.7 million for fiscal 2024, compared to $90.5 million in the prior-year period. Diluted net income from continuing operations per share was $0.51, compared to $5.09 for fiscal 2023.

Adjusted Net Income decreased to $20.9 million for fiscal 2024, or $1.22 per diluted share, compared to $95.0 million, or $5.35 per diluted share, in the prior-year period.

Adjusted EBITDA was $32.9 million for fiscal 2024, compared to $131.5 million in the prior-year period. Adjusted EBITDA margin was 9.0% for fiscal 2024, down from 19.9% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of the Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Nelson, “Looking forward, although current market uncertainties have short-term implications for wholesale shipments, our destocking efforts are positive for dealer health and in the best long-term interest of our business. In fiscal 2025, we will continue to prioritize a healthy distribution network, and our production plan optimizes dealer inventory levels to position us well to capitalize on the next market upswing.”

The Company’s outlook is as follows:

•
For full year fiscal 2025, we expect consolidated net sales to be between $265 million and $300 million, with Adjusted EBITDA between $15 million and $26 million, and

Adjusted Earnings per share of between $0.36 and $0.87. Capital expenditures are projected to be approximately $12 million for the full year.
•
For fiscal first quarter 2025, consolidated net sales are expected to be approximately $61 million, with Adjusted EBITDA of approximately $2 million, and Adjusted Earnings per share of approximately $0.04.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal fourth quarter and full year 2024 results today, August 29, 2024, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Balise. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoonBoats.com, and www.BalisePontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model, our intention to drive value and accelerate growth, and our fiscal full year and first quarter financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our ability to maintain a reliable network of dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, including our new Balise brand, the success of our strategic divestments, including Aviara, geopolitical conflicts, such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip and general unrest in the Middle East, and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Securities and Exchange

Commission (the “SEC”) on August 30, 2023, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 8, 2024, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the Non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months and Fiscal Year Ended June 30, 2024

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023

Net sales	$67,182	$166,566	$366,588	$662,046
Cost of sales	58,998	123,651	299,491	492,333
Gross profit	8,184	42,915	67,097	169,713
Operating expenses:
Selling and marketing	2,892	3,060	13,430	13,808
General and administrative	6,950	10,160	34,396	37,034
Amortization of other intangible assets	450	489	1,812	1,956
Impairments	9,827	—	9,827	—
Total operating expenses	20,119	13,709	59,465	52,798
Operating income (loss)	(11,935)	29,206	7,632	116,915
Other income (expense):
Interest expense	(798)	(756)	(3,292)	(2,679)
Interest income	1,625	1,384	5,789	3,351
Income (loss) before income tax expense	(11,108)	29,834	10,129	117,587
Income tax expense (benefit)	(3,001)	6,782	1,407	27,135
Net income (loss) from continuing operations	(8,107)	23,052	8,722	90,452
Benefit (loss) from discontinued operations, net of tax	71	(376)	(922)	(21,515)
Net income (loss)	$(8,036)	$22,676	$7,800	$68,937

Net income (loss) per share
Basic
Continuing operations	$(0.49)	$1.33	$0.52	$5.13
Discontinued operations	0.01	(0.02)	(0.06)	(1.22)
Net income (loss)	$(0.48)	$1.31	$0.46	$3.91

Diluted
Continuing operations	$(0.49)	$1.32	$0.51	$5.09
Discontinued operations	0.01	(0.02)	(0.05)	(1.21)
Net income (loss)	$(0.48)	$1.30	$0.46	$3.88

Weighted average shares used for computation of:
Basic earnings per share	16,710,544	17,299,562	16,930,348	17,618,797
Diluted earnings per share	16,710,544	17,505,504	17,038,305	17,765,117

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,394	$19,817
Held-to-maturity securities	78,846	91,560
Accounts receivable, net of allowances of $101 and $122, respectively	15,382	15,741
Income tax receivable	499	—
Inventories, net	44,267	58,298
Prepaid expenses and other current assets	8,686	10,083
Total current assets	155,074	195,499
Property, plant and equipment, net	73,813	77,921
Goodwill	28,493	28,493
Other intangible assets, net	33,650	35,462
Deferred income taxes	18,584	12,428
Deferred debt issuance costs, net	272	304
Other long-term assets	8,098	3,869
Total assets	$317,984	$353,976
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,178	$20,391
Income tax payable	—	5,272
Accrued expenses and other current liabilities	61,384	72,496
Current portion of long-term debt, net of unamortized debt issuance costs	4,374	4,381
Total current liabilities	77,936	102,540
Long-term debt, net of unamortized debt issuance costs	44,887	49,295
Unrecognized tax positions	8,549	7,350
Operating lease liabilities	2,733	2,702
Total liabilities	134,105	161,887
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 16,759,109 shares at June 30, 2024 and 17,312,850 shares at June 30, 2023	167	173
Additional paid-in capital	59,892	75,976
Retained earnings	123,620	115,820
MasterCraft Boat Holdings, Inc. equity	183,679	191,969
Noncontrolling interest	200	120
Total equity	183,879	192,089
Total liabilities and equity	$317,984	$353,976

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			For the Years Ended
	June 30,	June 30,		June 30,	June 30,
	2024	2023	Change	2024	2023	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	302	950	(68.2)%	1,755	3,407	(48.5)%
Pontoon(a)	216	492	(56.1)%	1,241	2,836	(56.2)%
Aviara	42	34	23.5%	134	134	—%
Consolidated	560	1,476	(62.1)%	3,130	6,377	(50.9)%
Net sales:
MasterCraft	$44,417	$129,341	(65.7)%	$262,736	$468,656	(43.9)%
Pontoon(a)	9,901	24,652	(59.8)%	59,615	141,247	(57.8)%
Aviara	12,864	12,573	2.3%	44,237	52,143	(15.2)%
Consolidated	$67,182	$166,566	(59.7)%	$366,588	$662,046	(44.6)%
Net sales per unit:
MasterCraft	$147	$136	8.1%	$150	$138	8.7%
Pontoon(a)	46	50	(8.0)%	48	50	(4.0)%
Aviara	306	370	(17.3)%	330	389	(15.2)%
Consolidated	120	113	6.2%	117	104	12.5%
Gross margin	12.2%	25.8%	(1,360) bps	18.3%	25.6%	(730) bps

(a)
During the fiscal fourth quarter of 2024, the Company changed the name of its “Crest” operating segment to “Pontoon.” The segment name change had no impact on the composition of the Company’s segments or on previously reported financial position, results of operations, cash flows or segment operating results.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as net income (loss) from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include non-cash impairment charges, share-based compensation, CEO transition costs, and business development consulting costs. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share

We define Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense (benefit) on adjusted net income (loss) before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include non-cash impairment charges, other intangible asset amortization, share-based compensation, CEO transition costs, and business development consulting costs.

The Non-GAAP Measures are not measures of net income or operating income as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) per share, or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense (benefit) on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income (loss) from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				For the Years Ended
	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net
	2024	sales	2023	sales	2024	sales	2023	sales
Net income (loss) from continuing operations	$(8,107)	(12.1)%	$23,052	13.8%	$8,722	2.4%	$90,452	13.7%
Income tax expense (benefit)	(3,001)		6,782		1,407		27,135
Interest expense	798		756		3,292		2,679
Interest income	(1,625)		(1,384)		(5,789)		(3,351)
Depreciation and amortization	2,856		2,736		11,182		10,569
EBITDA	(9,079)	(13.5)%	31,942	19.2%	18,814	5.1%	127,484	19.3%
Impairments(a)	9,827		—		9,827		—
Share-based compensation(b)	67		765		2,598		3,656
CEO transition costs(c)	31		—		1,708		—
Business development consulting costs(d)	—		—		—		312
Adjusted EBITDA	$846	1.3%	$32,707	19.6%	$32,947	9.0%	$131,452	19.9%

The following table sets forth a reconciliation of net income (loss) from continuing operations as determined in accordance with GAAP to Adjusted Net Income (loss) for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Net income (loss) from continuing operations	$(8,107)	$23,052	$8,722	$90,452
Income tax expense (benefit)	(3,001)	6,782	1,407	27,135
Impairments(a)	9,827	—	9,827	—
Amortization of acquisition intangibles	450	462	1,812	1,849
Share-based compensation(b)	67	765	2,598	3,656
CEO transition costs(c)	31	—	1,708	—
Business development consulting costs(d)	—	—	—	312
Adjusted Net Income before income taxes	(733)	31,061	26,074	123,404
Adjusted income tax expense (benefit)(e)	(147)	7,144	5,214	28,383
Adjusted Net Income (Loss)	$(586)	$23,917	$20,860	$95,021

Adjusted net income (loss) per common share
Basic	$(0.04)	$1.38	$1.23	$5.39
Diluted	$(0.04)	$1.37	$1.22	$5.35
Weighted average shares used for the computation of (f):
Basic Adjusted net income (loss) per share	16,710,544	17,299,562	16,930,348	17,618,797
Diluted Adjusted net income (loss) per share	16,710,544	17,505,504	17,038,305	17,765,117

The following table presents the reconciliation of net income (loss) from continuing operations per diluted share to Adjusted Net Income (loss) per diluted share for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Net income (loss) from continuing operations per diluted share	$(0.49)	$1.32	$0.51	$5.09
Impact of adjustments:
Income tax expense (benefit)	(0.18)	0.39	0.08	1.53
Impairments(a)	0.59	—	0.57	—
Amortization of acquisition intangibles	0.03	0.03	0.11	0.10
Share-based compensation(b)	—	0.04	0.15	0.21
CEO transition costs(c)	—	—	0.10	—
Business development consulting costs(d)	—	—	—	0.02
Adjusted Net Income per diluted share before income taxes	(0.05)	1.78	1.52	6.95
Impact of adjusted income tax expense on net income per diluted share before income taxes(e)	0.01	(0.41)	(0.30)	(1.60)
Adjusted Net Income (loss) per diluted share	$(0.04)	$1.37	$1.22	$5.35

(a)
Represents non-cash charges recorded in the Aviara segment of $9.8 million primarily for impairment of property, plant, equipment and inventory in fiscal 2024.
(b)
Included in share-based compensation are the impacts of accelerating expense recognition for equity awards related to the CEO transition.
(c)
Represents amounts paid to the Company’s former CEO upon his departure under the terms of his transition agreements and legal fees incurred with the transition, but excluding amounts related to accelerating expense recognition for equity awards related to the CEO transition noted in (b). Also included are recruiting and relocation costs related to the new CEO.
(d)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives. The evaluation and execution of the internal growth and other strategic initiatives is a bespoke initiative, and the costs associated therewith do not constitute normal recurring cash operating expenses necessary to operate the Company’s business.
(e)
For fiscal 2024 and 2023, income tax expense (benefit) reflects an income tax rate of 20.0% and 23.0%, respectively, for each period presented.
(f)
Represents the Weighted Average Shares used for the computation of Basic and Diluted (loss) earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income (loss) per diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

John Zelenak

Manager of Treasury & Investor Relations

Email: investorrelations@mastercraft.com

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